Exhibit 99.1

Greatbatch, Inc. Reports 2010 Third Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--October 28, 2010--Greatbatch, Inc. (NYSE: GB), today announced results for its third quarter ended October 1, 2010:

  Sales grew 5% over the prior year quarter to $127.5 million as the Company’s diversification strategy helped to offset a slow-down in the CRM market.
  Adjusted operating income increased 5% over the prior year quarter reflecting higher gross profit offset by increased investments in RD&E.
  GAAP diluted EPS were $0.25 per share and adjusted diluted EPS were $0.34 per share.
  Cash flows from operations of $28 million helped fund an additional pay down of $27 million of long-term debt.
	Three Months Ended
(Dollars in thousands, except per share data)	October 1,	October 2,	%	July 2,	%
	2010	2009	Change	2010	Change
Revenue	$127,490	$121,470	5%	$140,795	-9%

GAAP Operating Income (Loss)	$13,169	$(23,933)	NA	$17,317	-24%
GAAP Operating Income (Loss) as % of Sales	10.3%	-19.7%		12.3%

Adjusted Operating Income*	$14,379	$13,646	5%	$17,812	-19%
Adjusted Operating Income as % of Sales	11.3%	11.2%		12.7%

GAAP Diluted EPS	$0.25	$(0.90)	NA	$0.33	-24%
Adjusted Diluted EPS*	$0.34	$0.32	6%	$0.40	-15%

* See Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

Thomas J. Hook, President & CEO, Greatbatch, Inc. stated, “Given the challenging market dynamics, we are pleased with our third quarter financial results. Similar to our peers and customers, we began to see the impact of a slow-down in the cardiac rhythm management market during the third quarter. More broadly speaking, growth rates for all of our medical markets are below what was originally anticipated at the beginning of the year, and these difficult market conditions are expected to persist for the foreseeable future. That said, as a result of our diversification strategy, we were able to increase our revenue over the prior year as our Vascular, Orthopaedics and Electrochem product lines continued to recover. Taking all of this into consideration, we continue to expect our 2010 sales results will be within our original guidance, albeit at the lower end of the range.

As we progress through the remainder of the year, we are mindful of the challenging industry environment and will continue to tightly monitor our operating expenses. However, we also intend to continue to invest in our long-term future by developing innovative solutions for our customers. This includes furthering the progress already made in the development of systems and device level projects, which will drive future growth and long-term shareholder value.”

Third Quarter Results

Consolidated third quarter 2010 sales grew 5% over the prior year to $127.5 million, reflecting improvements in our Vascular, Orthopaedics and Electrochem markets. In comparison to the 2010 second quarter, sales decreased 9% due to the anticipated seasonal shut-down in our orthopaedics facilities as well as a slowdown in the CRM market, which caused customers to reduce inventory levels. Third quarter results also include the impact of foreign currency headwinds, which reduced sales by approximately $1 million compared to the prior year. This foreign currency impact began to ease near the end of the third quarter and is not expected to materially impact revenue in the fourth quarter if exchange rates remain at their current levels.

Gross profit as a percentage of sales for the 2010 third quarter was 32.9%, compared to 32.2% in the 2009 third quarter. This improvement was primarily the result of the higher sales volumes discussed above, as well as our various cost cutting initiatives. Additionally, our gross profit benefited from a better mix of sales of higher margin products, but continue to be negatively impacted by pricing pressure from our customers.

Selling, general and administrative (“SG&A”) expenses of $17.1 million for the third quarter of 2010 were $1.3 million higher than the same period of 2009 and included $0.9 million in death benefits provided to the family of the Company’s former Senior Vice President of Orthopaedics. Excluding these costs, SG&A as a percentage of revenue for the quarter was 12.7% compared to 13.0% for the comparable 2009 period reflecting the implementation of various cost control measures.

As expected, net research, development and engineering costs for the 2010 third quarter of $11.4 million were above the comparable 2009 period of $9.7 million. These higher costs reflect our strategy to further invest resources in longer-term growth opportunities, including system and device level projects. During the quarter customer cost reimbursements were consistent with the prior year period. These cost reimbursements can vary significantly from period to period due to customer resources and the timing of the achievement of milestones on development projects.

GAAP operating income for the third quarter of 2010 was $13.2 million, compared to a loss of $23.9 million for the 2009 third quarter. Prior year results include a $34.5 million litigation charge related to a jury verdict against our Electrochem subsidiary. Adjusted operating income was $14.4 million, or 11.3% of sales, in the third quarter of 2010, compared to $13.6 million, or 11.2% of sales, for the comparable 2009 period. See Table A at the end of this release for a reconciliation of adjusted amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

The 2010 third quarter GAAP and adjusted effective tax rates were 28.1% and 30.0%, respectively, compared to 27.9% and 30.2%, respectively, for the same period of 2009. The 2010 rates include the benefit of higher income from lower foreign tax rate jurisdictions, which was offset by the absence of the research and development tax credit that expired at the end of 2009. Pending legislation would retroactively reinstate the R&D tax credit to the beginning of 2010. This legislation, if enacted, would positively impact the effective tax rate in the period that it is enacted.

GAAP diluted EPS for the third quarter 2010 were $0.25 per share compared to a loss of $0.90 per share for the third quarter 2009. Adjusted diluted EPS were $0.34 per share for the third quarter 2010 and $0.32 per share for the comparable 2009 period. See Table B at the end of this release for a reconciliation of adjusted amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the third quarter of 2010 were $28 million and helped fund the repayment of $27 million on our outstanding line of credit. For the year, we have generated $72 million of cash flow from operations and repaid $57 million of debt. We currently expect that cash flow from operations will continue to be used to support routine capital expenditures and to further pay down debt.

CFO Comments

“The fundamentals of our business remain strong,” commented Thomas J. Mazza, Senior Vice President & CFO. “During the quarter, our strong cash generation allowed us to continue to pay down our long-term debt and helped fund our increased level of R&D investment. Additionally, we continued to streamline our operations in order to help offset the impact of the slower growth in our end markets and customer pricing pressure. As a result of our strategic initiatives over the last several years, we have significant capacity within our existing facilities to accommodate future growth. Ultimately, this will help drive incremental margin expansion once the industry environment improves and we are able to further leverage our resources.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	October 1,	October 2,	%	July 2,	%
Product Line	2010	2009	Change	2010	Change
Greatbatch Medical
CRM/Neuromodulation	$69,376	$74,094	-6%	$78,838	-12%
Vascular	9,059	8,375	8%	11,007	-18%
Orthopaedics	28,046	23,190	21%	30,488	-8%
Total Greatbatch Medical	106,481	105,659	1%	120,333	-12%
Electrochem	21,009	15,811	33%	20,462	3%
Total sales	$127,490	$121,470	5%	$140,795	-9%

Greatbatch Medical

CRM and Neuromodulation sales for the third quarter 2010 declined 6% compared to the prior year period. This decrease was primarily due to the slow-down in the underlying CRM market, which caused customers to reduce inventory levels. Additionally, CRM results were impacted by continued pricing pressure from customers, as well as the timing of orders between the second and third quarter of 2010.

Third quarter 2010 sales for the vascular product line increased 8% to $9.1 million, compared to prior year sales of $8.4 million. This increase was primarily due to higher introducer sales as customer inventory reduction programs, which began in 2009, are now complete. We expect ordering patterns to now return to a more normalized rate.

Orthopaedics product line sales of $28.0 million for the third quarter 2010 were 21% above the $23.2 million for the comparable 2009 period. This increase was across all of our products as we continued to see a recovery in the orthopaedics market and our investments and expanded capabilities have begun to deliver new business. In addition to the above, third quarter orthopaedics sales were impacted by the weaker euro exchange rate, which reduced sales during the quarter by approximately $1.0 million compared to the prior year. In comparison to the 2010 second quarter, sales decreased 8% primarily due to seasonal facility shut-downs in our European operations.

Electrochem

Third quarter 2010 sales for the Electrochem business segment were a record $21.0 million compared to $15.8 million in the third quarter 2009. The increase from the prior year primarily related to the continued recovery in the energy and portable medical markets and a significant customer restocking inventory. We do not expect the customer restocking to reoccur in the fourth quarter.

Financial Guidance

At the beginning of the year, we provided our expectations for annual 2010 sales growth by each of our major product lines. These growth rates equated to consolidated annual sales in the range of approximately $532 million to $551 million for 2010. Due to slower underlying market growth, we now expect to be at the lower end of this range. This guidance assumes that our CRM/Neuromodulation revenue growth will be flat in comparison to last year and that our 2010 Electrochem revenue growth will be slightly above the 0%-5% range provided at the beginning of the year. Consistent with our 2010 sales expectations, we now believe that our adjusted operating profit as a percentage of sales for the year will also be at the lower end of the 12.0%-13.5% range previously provided.

Conference Call

The Company will host a conference call on Thursday October 28, 2010 at 5:00 p.m. Eastern Time to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. Eastern Time on October 28, 2010 until November 11, 2010. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 17333624.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopaedics markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges, (v) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vi) unusual or infrequently occurring items and (vii) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate the acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions involving the Company and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income (Loss) Reconciliation:

A reconciliation of GAAP operating income (loss) to adjusted amounts is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009
Operating income (loss) as reported	$13,169	$(23,933)	$44,482	$3,335
Adjustments:
Executive death benefits (SG&A)	885	-	885	-
Litigation charge	-	34,500	-	34,500
Consolidation costs	224	1,449	1,080	4,926
Integration expenses	5	1,196	135	2,776
Asset dispositions and other	96	434	597	604
Adjusted operating income	$14,379	$13,646	$47,179	$46,141
Adjusted operating margin	11.3%	11.2%	11.8%	11.7%

Table B: Net Income (Loss) and Diluted EPS Reconciliation

A reconciliation of GAAP net income (loss) and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009
Income (loss) before taxes as reported	$8,290	$(28,694)	$28,805	$(10,821)
Adjustments:
Executive death benefits (SG&A)	885	-	885	-
Litigation charge	-	34,500	-	34,500
Consolidation costs	224	1,449	1,080	4,926
Integration expenses	5	1,196	135	2,776
Asset dispositions and other	96	434	597	604
CSN II conversion option discount amortization	1,987	1,844	5,852	5,432
Adjusted income before taxes	11,487	10,729	37,354	37,417
Adjusted provision for income taxes	3,445	3,237	12,498	10,968
Adjusted net income	$8,042	$7,492	$24,856	$26,449
Adjusted diluted EPS	$0.34	$0.32	$1.06	$1.12
Number of shares	23,406	23,886	23,788	23,911

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009

Sales	$127,490	$121,470	$400,314	$396,013
Cost of sales	85,496	82,333	271,197	271,240
Gross profit	41,994	39,137	129,117	124,773
Operating expenses:
Selling, general and administrative expenses	17,098	15,790	49,220	52,362
Research, development and engineering costs, net	11,402	9,701	33,603	26,270
Litigation charge	-	34,500	-	34,500
Other operating expenses, net	325	3,079	1,812	8,306
Total operating expenses	28,825	63,070	84,635	121,438
Operating income (loss)	13,169	(23,933)	44,482	3,335
Interest expense	4,577	4,895	14,864	14,714
Interest income	(4)	(22)	(9)	(49)
Other (income) expense, net	306	(112)	822	(509)
Income (loss) before provision (benefit) for income taxes	8,290	(28,694)	28,805	(10,821)
Provision (benefit) for income taxes	2,326	(8,001)	9,506	(3,354)
Net income (loss)	$5,964	$(20,693)	$19,299	$(7,467)

Earnings (loss) per share:
Basic	$0.26	$(0.90)	$0.84	$(0.33)
Diluted	$0.25	$(0.90)	$0.82	$(0.33)

Weighted average shares outstanding:
Basic	23,078	22,963	23,060	22,912
Diluted	23,406	22,963	23,788	22,912

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	October 1,	January 1,
	2010	2010
Current assets:
Cash and cash equivalents	$42,996	$37,864
Accounts receivable, net	80,066	81,488
Inventories	104,770	106,609
Deferred income taxes	20,236	13,896
Prepaid expenses and other current assets	9,412	13,313
Total current assets	257,480	253,170
Property, plant and equipment, net	144,142	153,601
Amortizing intangible assets, net	76,551	82,076
Trademarks and tradenames	20,288	20,288
Goodwill	305,942	303,926
Deferred income taxes	1,735	2,458
Other assets	14,223	15,024
Total assets	$820,361	$830,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$-	$30,450
Accounts payable	31,799	34,395
Income taxes payable	6,612	403
Accrued expenses and other current liabilities	68,439	67,996
Total current liabilities	106,850	133,244
Long-term debt	239,154	258,972
Deferred income taxes	60,217	54,043
Other long-term liabilities	4,146	4,560
Total liabilities	410,367	450,819
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	297,250	291,926
Treasury stock	(448)	(635)
Retained earnings	105,561	86,262
Accumulated other comprehensive income	7,608	2,148
Total stockholders’ equity	409,994	379,724
Total liabilities and stockholders’ equity	$820,361	$830,543

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com